Exhibit 5.1

[LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE LLP]

October __________________, 2007

Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836

Re:           Form S-4 Registration Statement

Ladies and Gentlemen:

This opinion is rendered in connection with the Form S-4 Registration Statement (the “Registration Statement”) filed by Summit Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to _______________ shares of common stock of Registrant, $2.50 par value (“Common Stock”) issuable in connection with the proposed acquisition of Greater Atlantic Financial Corp. (“Greater Atlantic”), Reston, Virginia, by Registrant, pursuant to the terms of the Agreement and Plan of Reorganization (the “Merger Agreement”) dated April 12, 2007.

We are of the opinion that if all the conditions set forth in the Merger Agreement between Registrant and Greater Atlantic are satisfied, the Common Stock, when issued in connection with the Merger Agreement in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

Very truly yours,

/s/ Sandra M. Murphy

Partner
Bowles Rice McDavid Graff & Love LLP